EXHIBIT 10.2

Trussnet Capital Partners (HK) Ltd.

CECT-Chinacomm Communications Co., Ltd.

Addendum

to

Share Subscription and Shareholders Agreement

February 2009

THIS ADDENDUM is dated February 16, 2009 and made between:

(1)           Trussnet Capital Partners (HK) Inc. ("Trussnet"), a company incorporated under the laws of Hong Kong; and

(2)           CECT-Chinacomm Communications Co., Ltd. ("Chinacomm"), a company incorporated under the laws of the People's Republic of China.

BACKGROUND

(1)
According to the Share Subscription and Shareholders Agreement (“Share Subscription Agreement”) dated 16 February 2009, Trussnet agrees to subscribe 49% shares of ChinaComm Limited at the Subscription Price (as defined in the Share Subscription Agreement) of USD196,000,000.

(2)	Pursuant to the Share Subscription Agreement, Trussnet has paid USD5,000,000 to Chinacomm Limited as part of the Subscription Price (as defined in the Share Subscription Agreement).

(3)	Trussnet and Chinacomm wish to supplement the Share Subscription Agreement based on the principle of mutual benefit.

BOTH PARITIES AGREE AS FOLLOWS;

1.	The Parties agree that the Closing (as defined in the Share Subscription Agreement) shall take place on February 16, 2009.

2.	According to Article 3.2 of the Share Subscription Agreement, Trussnet shall pay USD191,000,000 in accordance with the schedule set forth in the Share Subscription Agreement.

3.	Where Trussnet cannot comply with the schedule set forth in Article 3.2 of the Share Subscription Agreement, the Parties shall reach a new schedule through amicable negotiation.

4.
Trussnet shall pledge the shares corresponding to the outstanding balance of the Subscription Agreement to the Company and the Founders by the issuance of a legal note to that effect. In case that Trussnet failed to meet the Schedule in Article 3.2 or the new Schedule agreed by the Parties, the Company and the Founders (as defined in the Share Subscription Agreement) shall be entitled to withdrawn the shares that corresponding to the outstanding balance of the Subscription Price at its discretion.

5.	The Parties agree that the rights enjoyed by Trussnet shall be in accordance with law or the Articles of Association of the Company as shareholder.

6.	Trussnet agrees to arrange USD3,000,000 to USD5,000,000 for the deployment of Beijing wireless broadband network by the 15th of March 2009 in the way of loan of other manner permitted under PRC law.

7.
The Equipments Lease Agreement and the Exclusive Technical and Management Consulting Services Agreement between Yunji Communications Technology (China) Co., Ltd. and Chinacomm, as well as the Equipments Lease Agreement and the Exclusive Technical and Management Consulting Services Agreement between Trussnet Gultstream (Dalian) Co., Ltd and Yunji Communications Technology (China) Co., Ltd, all of which are dated May 23 of 2008, shall remain effective.

8.
All other provisions of the Share Subscription Agreement and/or any agreement contemplated under the Share Subscription Agreement shall remain unchanged and continue to be binding. However, if there is any conflict between this Agreement and the Share Subscription Agreement and/or the Supplementary Agreement and/or any agreement contemplated under the Share Subscription Agreement, this Agreement shall prevail.

9.
This Addendum shall come into effect on the date of execution by both parties. CECT-Chinacomm Communications Co., Ltd shall execute this Addendum for itself and on behalf of all the other contracting parties to the Share Subscription Agreement except for Trussnet.

IN WITNESS WHEREOF this Addendum has been executed on the date first above written.

on behalf of Trussnet Capital Partners Ltd.

on behalf of CECT Chinacomm Communications Co., Ltd.